Exhibit 39

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

STRICTLY PRIVATE & CONFIDENTIAL

AMENDED AND RESTATED PLEDGE AGREEMENT

among

INFINITY WORLD INVESTMENTS LLC

and

INFINITY WORLD (CAYMAN) L.P.,

as Pledgors,

CREDIT SUISSE INTERNATIONAL,

DEUTSCHE BANK AG, LONDON BRANCH

and

THE ROYAL BANK OF SCOTLAND PLC,

as Initial Banks,

EACH OTHER BANK FROM TIME TO TIME PARTY HERETO,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

dated as of April 21, 2008

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Certificate for Additional Collateral
Exhibit C	Form of Certificate for Release of Excess Cash Margin
Exhibit D	Form of Designation Notice
Exhibit E	Form of Prepayment Notice
Exhibit F-1	Form of Infinity Securities Account Control Agreement
Exhibit F-2	Form of New Jersey ICA Securities Account Control Agreement
Exhibit F-3	Form of Infinity United Kingdom Securities Account Control Agreement
Exhibit G	Form of New Jersey ICA Trust Agreement
Exhibit H	Form of New Jersey ICA Collateral Disposition and Forbearance Agreement
Exhibit I	Form of opinion of Paul, Hastings, Janofsky & Walker LLP in connection with New Jersey ICA Security Documents
Exhibit J	Form of opinion of New Jersey counsel in connection with the New Jersey ICA Trust Agreement

ii

Exhibit K	Part 1 – Form of Notice to UK Securities Intermediary Part 2 – Form of Acknowledgment of UK Securities Intermediary

Schedule A	Wire Transfer Instructions
Schedule B	Authorized Officers

iii

AMENDED AND RESTATED PLEDGE AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Agreement”) is made as of April 21, 2008, among INFINITY WORLD INVESTMENTS LLC, a Nevada limited liability company (the “Nevada Pledgor”) and INFINITY WORLD (CAYMAN) L.P., a Cayman Islands exempted limited partnership (the “Cayman Pledgor”; together with the Nevada Pledgor, the “Pledgors” and each, a “Pledgor”), CREDIT SUISSE INTERNATIONAL (“CS”), DEUTSCHE BANK AG, LONDON BRANCH (“DB”), THE ROYAL BANK OF SCOTLAND PLC (“RBS” and, together with CS and DB, the “Initial Banks”), each other Bank from time to time party hereto, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, each Pledgor is an indirect wholly-owned subsidiary of Dubai World, a decree entity of the Government of Dubai, United Arab Emirates (“Parent”);

WHEREAS, the Nevada Pledgor is also an indirect wholly-owned subsidiary of the Cayman Pledgor;

WHEREAS, the Nevada Pledgor and each of the Initial Banks have entered into a separate confirmation dated as of December 13, 2007 (each, an “Original Confirmation” and collectively, the “Original Confirmations”), in each case relating to a single, inseparable transaction (each, a “Transaction” and collectively, the “Transactions”) consisting of two components, a Share Forward Transaction (each, a “Forward Transaction” and collectively, the “Forward Transactions”) and a Share Swap Transaction (each, a “Swap Transaction” and collectively, the “Swap Transactions”), each related to shares (the “Shares”) of common stock, par value $0.01 per share, of MGM MIRAGE, a Delaware corporation (the “Issuer”);

WHEREAS, the Nevada Pledgor, the Cayman Pledgor and each of the Initial Banks have entered into a separate amendment and restatement of the respective Original Confirmations pursuant to which the Cayman Pledgor has become an additional party to the Transactions set forth therein (each, as amended, modified or supplemented from time to time, a “Confirmation” and collectively, the “Confirmations”);

WHEREAS, the Pledgors and each of the Initial Banks have agreed that the respective Confirmation shall supplement, form a part of, and be subject to an agreement or a deemed agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) published by the International Swaps and Derivatives Association, Inc., but with the amendments set out under “Supplemental Provisions” in such Confirmation (each such agreement or deemed agreement as amended, the “ISDA Master Agreement” and collectively, the “ISDA Master Agreements”; and each ISDA Master Agreement together with the Confirmation forming a part thereof and subject thereto, an “ISDA Agreement” and collectively, the “ISDA Agreements”);

WHEREAS, the Nevada Pledgor entered into the Pledge Agreement dated as of December 13, 2007 among the Nevada Pledgor, each of the Initial Banks, each other Bank from time to time party hereto, and the Collateral Agent (the “Original Pledge Agreement”);

WHEREAS, it is a condition to the obligations of each Initial Bank under the relevant ISDA Agreement that the Nevada Pledgor, the Cayman Pledgor, the Collateral Agent and the Initial Banks enter into this Agreement and that the Pledgors grant the pledge provided for herein; and

WHEREAS, the parties hereto desire to amend and restate the Original Pledge Agreement as set forth herein to, among other things, add the Cayman Pledgor as a Pledgor hereunder;

NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the performance by the Pledgors of the Pledgors’ obligations hereunder and under the ISDA Agreements and the observance and performance of the covenants and agreements contained herein and in the ISDA Agreements, the parties hereto hereby mutually covenant and agree as follows:

Section 1. Definitions; Interpretation. (a) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the ISDA Agreements. As used herein, the following terms shall have the following meanings:

“Acceleration Event” means the occurrence of either of the following: (a) any Termination Event or Event of Default (other than a Bankruptcy Event of Default) in respect of which a Designation Notice has been delivered, the Election Deadline relating to such Designation Notice has passed and none of the following has occurred at or prior to such Election Deadline: (i) the payment by the Pledgors of the amount specified in such Designation Notice in respect of all Transactions, (ii) the delivery of a Buy-Out Exercise Notice or (iii) the delivery of a Withdrawal Notice in respect of such Designation Notice; or (b) any Bankruptcy Event of Default.

“Additions and Substitutions” has the meaning provided in Section 2(a).

“Agents” means the Collateral Agent and the Disposition Agents.

“Applicable Percentage”, of any Bank as of any date, shall mean a fraction expressed as a percentage (i) the numerator of which shall be the aggregate amount of Prepayments outstanding under the Forward Transaction between the Pledgors and such Bank after giving effect to any Prepayment or termination, as the case may be, occurring on such date, and (ii) the denominator of which shall be the Outstanding Prepayment Amount.

“Assignment and Assumption” means an assignment and assumption agreement substantially in the form set forth in Exhibit A hereto.

“Authorized Officer” of any party hereto (other than the Collateral Agent) means each officer, director, manager, trustee or managing member (or any officer thereof) of such party designated on Schedule B attached hereto and made a part hereof, which designation shall include specimen signatures of such Persons, as such Schedule B may be updated from time to time and, for the avoidance of doubt, shall mean in respect of the Cayman Pledgor, each such officer or director of the GP so designated on Schedule B.

“Bank” means each Initial Bank and each other Person that shall become a party to an ISDA Agreement pursuant to an Assignment and Assumption and in accordance with Section 14 hereof.

“Bankruptcy Event of Default” means any Event of Default with respect to which Automatic Early Termination applies under the ISDA Master Agreements.

“Buy-Out Banks” has the meaning provided in Section 15.

“Buy-Out Exercise Notice” has the meaning provided in Section 15.

“Buy-Out Option Provision” means Section 15 hereof.

“Buy-Out Purchase” has the meaning provided in Section 15.

“Buy-Out Price” has the meaning provided in Section 15.

“Calculation Agents” means, collectively, each “Calculation Agent” identified as such in any of the Confirmations.

“Cash Collateral” has the meaning provided in Section 7(e).

“Cash Collateral Account” means account number [***], reference: TSS/GDS/Banking and Project Finance/Infinity, maintained in the joint names of the Pledgors at Deutsche Bank AG, London Branch, at its offices at Winchester House, 1 Great Winchester St, London EC2N 2DB, United Kingdom. Wire transfer instructions for the Cash Collateral Account are set forth in Schedule A.

[***] Confidential Treatment Requested.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Cash Margin” has the meaning provided in Section 7(c).

“Collateral” has the meaning provided in Section 2(a).

“Collateral Account” means account number [***], reference: Infinity Collateral Account, maintained (a) prior to the consummation of the actions set forth in Sections 7(f) and (g), in the name of the Nevada Pledgor and (b) after the consummation of the actions set forth in Sections 7(f) and (g), in the name of the Pledgors, in each case, at Deutsche Bank Trust Company Americas at its offices at 60 Wall Street, New York, New York. Wire transfer instructions for the Collateral Account are set forth in Schedule A.

“Collateral Agent” means the financial institution identified as such in the preliminary paragraph hereof, or any successor appointed in accordance with Section 10.

“Collateral Event of Default” means, at any time, the occurrence of any of the following: (i) failure of any Pledged Share to be Eligible Collateral or (ii) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements, as to which the Collateral Agent has Control, or, in each case, assertion of such failure by either Pledgor in writing.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Control Agreement” means any of (i) the Infinity Securities Account Control Agreement, (ii) the New Jersey ICA Securities Account Control Agreement, (iii) the Infinity United Kingdom Securities Account Control Agreement or (iv) any securities account control agreement or other similar agreement executed by a securities intermediary, including without limitation any master securities control agreement, among the Collateral Agent and any of its affiliates, pursuant to which such securities intermediary agrees to comply with entitlement orders originated by the Collateral Agent with respect to the Collateral without further consent by the Pledgors.

[***] Confidential Treatment Requested.

“Control/Custody Agreements” means, collectively, the Control Agreements and the Custody Agreements.

“Custody Agreement” means any agreement containing custodial arrangements between (i) either Pledgor (or both Pledgors) and the Collateral Agent or (ii) the Collateral Agent and any agent of the Collateral Agent acting as its sub-custodian, in each case in respect of any Collateral.

“Default” means any event or condition that constitutes an Event of Default (including a Collateral Event of Default) or Termination Event or that, with the giving of any notice, the passage of time, or both, would be an Event of Default or Termination Event.

“Designation Notice” has the meaning provided in Section 8(a).

“Disposition Agents” means CS and DB, each in its capacity as a disposition agent hereunder.

“Dividend Amount” means the aggregate amount, expressed in U.S. dollars, of all dividends received and retained by the Collateral Agent as Collateral.

“Election Deadline” means, in respect of any Designation Notice, (a) if such Designation Notice is delivered prior to 12:00 noon (New York City time) on any Business Day, 9:00 a.m. (New York City time) on the second Business Day thereafter and (b) if such Designation Notice is delivered at or after 12:00 noon (New York City time) on any Business Day, 12:00 noon (New York City time) on the second Business Day thereafter.

“Eligible Collateral” means Shares constituting Collateral to the extent (i) either Pledgor has good and marketable title thereto, free of all Liens (other than the Security Interests, the security interests granted to the Collateral Agent under the New Jersey ICA Securities Account Control Agreement and the interests of the New Jersey ICA Trustee under the New Jersey ICA Trust Agreement) and Transfer Restrictions (other than Existing Transfer Restrictions) and (ii) the Collateral Agent has a valid, first priority perfected security interest therein and Control with respect thereto.

“Existing Transfer Restrictions” means (i) Transfer Restrictions existing at any time by virtue of the fact that the applicable Pledgor is an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Issuer or, with respect to any securities, by virtue of the fact that such securities are “restricted securities” within the meaning of Rule 144 under the Securities Act and (ii) to the extent constituting Transfer Restrictions, restrictions identified in Schedule II to the Confirmations arising under or required by any applicable Gaming Laws.

“GP” means Infinity World Investments (Cayman) Holding, in its capacity as general partner of the Cayman Pledgor.

“Guarantor Party” has the meaning provided in Section 19(a).

“ICA Trust Rights” has the meaning provided in Section 2(a).

“Indemnitee” has the meaning provided in Section 11(b).

“Infinity Securities Account Control Agreement” has the meaning provided in Section 5(b).

“Infinity United Kingdom Securities Account Control Agreement” has the meaning provided in Section 5(b).

“Initiating Bank” has the meaning provided in Section 8(a).

“Lien” means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

“Location” means, with respect to any party, the place such party is “located” within the meaning of Section 9-307 of the Uniform Commercial Code as in effect in each jurisdiction that may be deemed applicable to such party.

“LtV” means, as of any Valuation Date, the amount, expressed as a percentage, obtained by dividing (x) the Outstanding Prepayment Amount minus the Cash Margin held as Collateral by the Collateral Agent by (y) the product of the number of the Pledged Shares and the Market Value, in each case as of such date.

“Market Value” means, as of any Valuation Date (a) for purposes of determining whether a Trigger II Ratio Termination Event has occurred, the price per Share as quoted on the Exchange at any time during such day, (b) for all other purposes, the closing price per Share as reported on the Exchange for the immediately preceding Business Day and (c) if the price per Share is not reported on the Exchange, the price determined by the Calculation Agents in their reasonable discretion and notified to the Collateral Agent.

“Minimum Transfer Amount” means $10,000,000.

“New Buy-Out Bank” means any Person desiring to consummate a Buy-Out Purchase pursuant to Section 15 following a Designation Notice that is reasonably satisfactory to each Responding Bank (such consent not to be unreasonably withheld).

“New Jersey ICA Collateral Disposition and Forbearance Agreement” has the meaning provided in Section 17.

“New Jersey ICA Securities Account” has the meaning provided in Section 17.

“New Jersey ICA Securities Account Control Agreement” has the meaning provided in Section 17.

“New Jersey ICA Security Documents” means the New Jersey ICA Trust Agreement, the New Jersey ICA Securities Account Control Agreement and the New Jersey ICA Collateral Disposition and Forbearance Agreement.

“New Jersey ICA Trust Agreement” has the meaning provided in Section 17.

“New Jersey ICA Trustee” has the meaning provided in Section 17.

“Outstanding Prepayment Amount” means, as of any date of determination, the aggregate amount of Prepayments outstanding under the Forward Transactions as of such date, after giving effect to any Prepayment or termination, as the case may be, occurring on such date.

“Payment Account” means account number # [***], reference: Infinity Payment Account, maintained in the name of the Collateral Agent at Deutsche Bank Trust Company Americas at its offices at 60 Wall Street, New York, New York, or such other account most recently designated by the Collateral Agent for payment purposes by notice to the Pledgors and the Banks. Wire transfer instructions for the Payment Account are set forth in Schedule A.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Items” means, as of any date, any and all securities and instruments delivered by the Pledgors to be held by the Collateral Agent under this Agreement as Collateral.

“Pledged Shares” means any Shares pledged pursuant to Sections 2(b) hereof.

[***] Confidential Treatment Requested.

“Proceedings” has the meaning provided in Section 12(g).

“Proposed Substitute Pledgor” has the meaning provided in Section 16.

“Register” has the meaning provided in Section 14(d).

“Registration Rights” has the meaning provided in Section 2(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responding Bank” has the meaning provided in Section 8(a).

“Right of First Refusal Provision” means Section 3 of the Liquidity Agreement.

“Secured Parties” means the Banks and the Agents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means this Agreement, the Liquidity Agreement, any Control/Custody Agreement entered into in connection with this Agreement, and the New Jersey ICA Security Documents.

“Security Interests” means the security interests in the Collateral created hereby.

“Stock Purchase Agreement” means the Company Stock Purchase and Support Agreement dated as of August 21, 2007 between the Issuer and the Nevada Pledgor.

“Transaction Documents” means the ISDA Agreements and the Security Documents.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, or any other obligor on, such security or other property, prior to the sale, pledge, assignment or other transfer or enforcement of such security or other property and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including, without limitation, the fact that such securities or other property are “restricted securities” as defined in Rule 144 under the Securities Act, the fact that the applicable Pledgor is an “affiliate”, as defined in Rule 144 under the Securities Act, of the Issuer, or the fact that resale of such security or other property is subject to Rule 145 under the Securities Act).

“Trigger Event” means that, as of any date of determination, the LtV is equal to or greater than [***].

“Trigger II Ratio” means [***].

“Trigger II Ratio Termination Event” means the Additional Termination Event set forth in Section(j)(vii) of Part 1 under “Supplemental Provisions” in each Confirmation.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Securities Intermediary” means Deutsche Bank AG, London Branch, in its capacity as securities intermediary in respect of the Cash Collateral Account.

“Valuation Date” means each Business Day from the first Prepayment Date in respect of the Forward Transactions through the date on which all obligations of the Pledgors under the Transaction Documents have been satisfied in full.

“Withdrawal Notice” shall have the meaning provided in Section 8(a).

(b) Except as otherwise set forth herein, each of the following terms as used herein shall have the meanings given such term in the UCC section set forth opposite such term:

Term	Section
certificated security	8-102(a)(4)
entitlement order	8-102(a)(8)
financial assets	8-102(a)(9)
general intangible	9-102(a)(42)
investment property	9-102(a)(49)
securities	8-102(a)(15)
securities intermediary	8-102(a)(14)
security entitlement	8-102(a)(17)
uncertificated security	8-102(a)(17)

[***] Confidential Treatment Requested.

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 2. The Security Interests. (a) In order to secure the full and punctual observance and performance by the Pledgors of the covenants, agreements and obligations to the Secured Parties contained herein, in the ISDA Agreements and in the other Transaction Documents, each Pledgor hereby assigns, pledges and grants to the Collateral Agent, for the benefit of the Secured Parties, security interests in and to, and a lien upon, for the benefit of the Secured Parties, all of such Pledgor’s right, title and interest in and to (i) the Pledged Items described in Sections 2(b) and 2(c); (ii) all additions to and substitutions for such Pledged Items (such additions and substitutions, the “Additions and Substitutions”); (iii) all income, proceeds and collections received or to be received, or derived or to be derived, now or at any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against such Pledgor, with respect to such Pledgor) from or in connection with the Pledged Items or the Additions and Substitutions (including, without limitation, any shares of capital stock issued by the Issuer in respect of any Shares constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares constituting Collateral, or into which any such Shares are converted, in connection with any Extraordinary Event, and any security entitlements in respect of any of the foregoing); (iv) the Collateral Account and all assets from time to time credited thereto, (v) the Cash Collateral Account and all assets from time to time credited thereto, including any Cash Collateral and Cash Margin; (vi) the New Jersey ICA Securities Account and all assets from time to time credited thereto; (vii) account(s) maintained by the Collateral Agent (the “Securities/Custodial Account(s)” and, together with the Collateral Account, the Cash Collateral Account and New Jersey ICA Securities Account, the “Accounts”) and all rights of such Pledgor in connection with such account(s); (viii) all securities and other financial assets and other funds, property or assets from time to time held or credited as Collateral hereunder; (ix) all rights of such Pledgor under Section 5 of the Stock Purchase Agreement (the “Registration Rights”); (x) all rights of such Pledgor under the New Jersey ICA Trust Agreement (the “ICA Trust Rights”); (xi) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items, the Additions and the Substitutions, the Accounts, the Registration Rights or the ICA Trust Rights; and (xii) all proceeds of the foregoing (such Pledged Items, such Additions and Substitutions, such Accounts, such Registration Rights, such ICA Trust Rights, proceeds, collections, powers, rights and assets held therein or credited thereto being herein collectively called the “Collateral”). The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Agreement.

(b) On or before each Prepayment Date, the Pledgor that has requested the Prepayment to be made on such date shall deliver to the Collateral Agent in pledge hereunder Eligible Collateral consisting of a number of Shares (if any) specified in the Prepayment Notice delivered to the Collateral Agent relating to such Prepayment Date, in the manner provided in Section 5(a). Concurrently with the delivery of any Eligible Collateral, such Pledgor shall deliver to the Collateral Agent a certificate of an Authorized Officer of such Pledgor substantially in the form of Exhibit B hereto and dated the date of such delivery, (x) identifying the items of Eligible Collateral being delivered and (y) certifying that with respect to such items of Eligible Collateral the representations and warranties contained in Sections 3(a), 3(b), 3(c) and 3(d) are true and correct with respect to such Eligible Collateral on and as of the date thereof.

(c) In the event that the Issuer at any time issues to either Pledgor in respect of any Shares constituting Collateral hereunder or comprising financial assets underlying security entitlements constituting Collateral hereunder, any additional or substitute shares of capital stock of any class or any cash, securities or other property distributed in respect of or exchanged for any Collateral, or into which any such Collateral is converted, whether in connection with any Extraordinary Event or otherwise (or any security entitlements in respect of the foregoing), such Pledgor shall immediately pledge and deliver to the Collateral Agent in accordance with Section 5(a) all such shares, cash, securities, other property and security entitlements in respect thereof as additional Collateral hereunder.

(d) The Security Interests are granted as security only and shall not subject the Agents or the Banks to, or transfer or in any way affect or modify, any obligation or liability of the Pledgors or the Issuer with respect to any of the Collateral or any transaction in connection therewith.

Section 3. Representations and Warranties of the Pledgors. Each Pledgor hereby represents and warrants to the Agents and the Banks that:

(a) The Pledgors (i) own and, at all times prior to the release of the Collateral pursuant to the terms of this Agreement, will own their respective Collateral free and clear of any Liens (other than the Security Interests and the security interests granted to the Collateral Agent under the New Jersey ICA Securities Account Control Agreement and the interests of the New Jersey ICA Trustee under the New Jersey ICA Trust Agreement) or Transfer Restrictions (other than the Existing Transfer Restrictions) and (ii) are not and will not become a party to or otherwise bound by any agreement, other than this Agreement, the Liquidity Agreement, any Custody Agreement, any Control Agreement referred to in Section 5(b)(iii), 5(b)(iv) or 5(b)(v) or the New Jersey ICA Security Documents, that (x) restricts in any manner the rights of any present or future owner of the Collateral with respect thereto or (y) provides any Person other than the Pledgors, the Agents, the Banks or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only with respect to Collateral held through it) with Control with respect to any Collateral.

(b) Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (i) the Collateral or (ii) any other general intangibles of the Pledgors are on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral or such other general intangibles, as the case may be.

(c) All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and (i) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of either Pledgor or held through a securities intermediary whose jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (ii)

uncertificated and either registered in the name of either Pledgor or held through a securities intermediary whose jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable the Collateral Agent to maintain, for the benefit of the Secured Parties, a valid and continuously perfected security interest in such Collateral, in respect of which the Collateral Agent will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

(d) Upon (i) the delivery of certificates evidencing investment property consisting of securities to the Collateral Agent in accordance with Section 5(b)(i) or the registration of any such investment property consisting of uncertificated securities in the name of the Collateral Agent or its nominee or sub-custodian in accordance with Section 5(b)(ii), the Collateral Agent will have, for the benefit of the Secured Parties, a valid and, as long as the Collateral Agent or its nominee or sub-custodian retains possession of such certificates or such uncertificated securities remain so registered, perfected security interest therein, in respect of which the Collateral Agent will have Control, subject to no prior Lien, (ii) in the case of securities in respect of which security entitlements are held by either Pledgor through a securities intermediary other than the Collateral Agent, the crediting of any securities or other financial assets underlying any such investment property consisting of security entitlements to a securities account of the Collateral Agent or to a securities account of such Pledgor and, if the securities account is an account of such Pledgor, the execution by the securities intermediary of a Control Agreement in accordance with Section 5(b)(iii), the Collateral Agent will have, for the benefit of the Secured Parties, a valid and, so long as such Collateral continues to be credited to such securities account with the applicable securities intermediary, perfected security interest in a securities entitlement in respect thereof, in respect of which the Collateral Agent will have Control subject to no prior Lien, (iii) in the case of securities in respect of which security entitlements are held by either Pledgor through the Collateral Agent as such Pledgor’s securities intermediary, the grant of the security interests hereunder, the Collateral Agent will have, for the benefit of the Secured Parties, a valid and perfected security interest in a security entitlement in respect thereof, in respect of which the Collateral Agent will have Control subject to no prior Lien, (iv) in the case of financial assets that are held by either Pledgor through the UK Securities Intermediary in the Cash Collateral Account (including any cash deemed to be financial assets therein) as provided in Section 7, the grant of the security interests hereunder and the execution by the UK Securities Intermediary of a Control Agreement in accordance with Section 5(b)(v), the Collateral Agent will have, for the benefit of the Secured Parties, a valid and perfected security interest in a security entitlement in respect thereof, in respect of which the

Collateral Agent will have Control subject to no prior Lien, and (e) in the case of securities in respect of which security entitlements are held by the New Jersey ICA Trustee through Deutsche Bank Trust Company Americas as New Jersey ICA Trustee’s securities intermediary, the grant of the security interests hereunder and under the New Jersey ICA Securities Account Control Agreement and the execution by the securities intermediary of a Control Agreement in accordance with Section 5(b)(vi), the Collateral Agent will have, for the benefit of the Secured Parties, a valid and perfected security interest in a security entitlement in respect thereof, in respect of which the Collateral Agent will have Control subject to no prior Lien.

(e) No registration, recordation, filing with, or approval from, any governmental body, agency or official, including, without limitation, any Gaming Authority, is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Security Interests, except for financing statements with respect to the Security Interests and such registrations, recordations, filings or approvals as may be required by virtue of the Existing Transfer Restrictions.

(f) The representations and warranties of the Pledgors set forth under the heading “Gaming Law Representations and Warranties” in each Confirmation are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

(g) The Pledgors have not performed any acts that could reasonably be expected to prevent the Collateral Agent from enforcing any of the terms of this Agreement or that could reasonably be expected to limit the Collateral Agent in any such enforcement.

(h) The Location of the Nevada Pledgor is the State of Nevada and the Location of Cayman Pledgor is the District of Columbia.

Section 4. Certain Covenants of the Pledgors. The Pledgors agree that, so long as any of the Pledgors’ obligations under the ISDA Agreements remain outstanding:

(a) The Pledgors shall give prompt notice to the Agents and the Initial Banks of the occurrence of any Collateral Event of Default, describing in reasonable detail the circumstances of such Collateral Event of Default.

(b) The Pledgors shall, at the expense of the Pledgors and in such manner and form as the Initial Banks or the Collateral Agent may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to enable the Collateral Agent to (i) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (c) create or maintain Control with respect to any such security interests in any investment property or (d) enable the Collateral Agent to exercise and enforce its rights and the rights of the Banks hereunder with respect to such security interest. To the extent permitted by applicable law, the Pledgors hereby authorize the Collateral Agent to execute and file, in the name of each of the Pledgors or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) relative to all or any part of the Collateral that the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection of, the Security Interests.

(c) The Pledgors shall defend the Pledgors’ title to the Collateral, subject to the rights of the Collateral Agent and the Banks, against the claims and demands of all Persons which could reasonably be expected to affect the Pledgors’ title to the Collateral. The Collateral Agent and the Initial Banks (or, as they may agree, one of them) may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(d) Details of the Security Interests granted pursuant hereto shall be entered and maintained in the register of mortgages and charges of the GP, such entries indicating clearly that the encumbered property is an asset of the Cayman Pledgor.

(e) The Pledgors agree that no Pledgor shall change any of (i) such Pledgor’s name, identity or limited liability company or limited partnership structure in any manner or (ii) such Pledgor’s Location or such Pledgor’s organizational identification number issued to it by such Pledgor’s Location, unless in any such case (x) the Pledgors shall have given the Collateral Agent not less than 30 days’ prior notice thereof and (y) such change shall not cause any of the Security Interests to become unperfected, cause the Collateral Agent to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property or subject any Collateral to any other Lien.

(f) Except as contemplated by Section 17, the Pledgors agree that no Pledgor shall (i) create or permit to exist any Lien (other than the Security Interests and the interests of the New Jersey ICA Trustee under the New Jersey ICA Trust Agreement) or any Transfer Restriction (other than the Existing Transfer Restrictions) upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral (other than pursuant to the Liquidity Agreement) or (iii) enter into or consent to any agreement (other than the Liquidity Agreement, any Custody Agreement or any Control Agreement referred to in Section 5(b)(iii), 5(b)(iv) or 5(b)(v) or the New Jersey ICA Security Documents) pursuant to which any Person other than the Pledgors, any Agent, any Bank and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

(g) No Pledgor shall create, incur, assume or permit to exist any Specified Indebtedness, other than Specified Indebtedness under the ISDA Agreements.

(h) Except as permitted by Section 16, no Pledgor shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or cause its dissolution.

Section 5. Administration of the Collateral and Valuation of the Securities. (a) Concurrently with the delivery of any Eligible Collateral pursuant to Section 2(b), each Pledgor delivering such Eligible Collateral shall deliver to the Collateral Agent a certificate of an Authorized Officer of such Pledgor substantially in the form of Exhibit B hereto and dated the date of such delivery, (b) identifying the additional items of Eligible Collateral being pledged and (c) certifying that with respect to such items of Eligible Collateral the representations and warranties contained in Sections 3(a), 3(b), 3(c) and 3(d) are true and correct with respect to such Eligible Collateral on and as of the date thereof. Each Pledgor hereby covenants and agrees to take all actions required under Section 5(b) and any other actions necessary to create for the benefit of the Collateral Agent a valid, first priority, perfected security interest in, and a first lien upon, such Eligible Collateral, as to which the Collateral Agent will have Control.

(b) Any delivery of any securities, security entitlements or any other financial assets as Collateral to the Collateral Agent (or, upon direction of the Collateral Agent, to its nominee or sub-custodian) by the Pledgors shall be effected (i) in the case of Collateral consisting of certificated securities registered in the name of either Pledgor, by delivery of certificates representing such securities to the Collateral Agent (or, upon direction of the Collateral Agent, to its nominee or sub-custodian), accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank (including any related documentation required by the transfer agent for such securities in connection with effecting or registering transfer), with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Collateral Agent, (ii) in the case of Collateral consisting of uncertificated securities registered in the name of either Pledgor, by transmission by the relevant Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Collateral Agent (or, upon direction of the Collateral Agent, to its nominee or sub-custodian), accompanied by any required transfer tax stamps, and the issuer’s compliance with such instructions, (iii) in the case of securities in respect of which security entitlements are held by either Pledgor through a securities intermediary other than Deutsche Bank Trust Company Americas, its nominee or sub-custodian, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Collateral Agent, its nominee or sub-custodian or such Pledgor at such securities intermediary or, at the option of the Collateral Agent in its reasonable discretion, at another securities intermediary satisfactory to the Collateral Agent and, if such securities account is an account of either Pledgor, the execution by such Pledgor and such securities intermediary of a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, (iv) in the case of securities in respect of which security entitlements are held by either Pledgor through Deutsche Bank Trust Company Americas as such Pledgor’s securities intermediary, by the grant of the Security Interests hereunder and, in the case of an account in the name of such Pledgor, the execution by such Pledgor, the Collateral Agent and Deutsche Bank Trust Company Americas in its capacity as securities intermediary of a Control Agreement substantially in the form of Exhibit F-1 (the “Infinity Securities Account Control Agreement”), (v) in the case of financial assets (including any cash deemed to be financial assets) in respect of which security entitlements are held by either Pledgor through the UK Securities Intermediary as such Pledgor’s securities intermediary, by the grant of the Security Interests hereunder and, in the case of an account in the name of such Pledgor, the execution by such Pledgor, the Collateral Agent and the UK Securities Intermediary in its capacity as securities intermediary of a Control Agreement substantially in the form of Exhibit F-3 (the “Infinity United Kingdom Securities Account Control Agreement”), and (vi) in the case of securities in respect of which security entitlements are held by the New Jersey ICA Trustee through Deutsche Bank Trust Company Americas, as New Jersey ICA Trustee’s securities intermediary, by the grant of the Security Interests hereunder and under the New Jersey ICA Securities Account Control Agreement and the execution by the New Jersey ICA Trustee, the Pledgors, the Collateral Agent and Deutsche Bank Trust Company Americas, in its capacity as securities intermediary, of a New Jersey ICA Securities Account Control Agreement.

(c) If on any Business Day the Collateral Agent has received notice that a Collateral Event of Default shall have occurred, the Collateral Agent shall promptly notify the Pledgors and each Bank of such determination by telephone call to an Authorized Officer of the Pledgors and each Bank followed by a written confirmation to such Authorized Officers of such call.

(d) Except as permitted hereunder, the Collateral Agent shall not sell, pledge, rehypothecate, assign, (except as set forth in Section 7(e) below) invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Collateral.

(e) Promptly after any request therefor, the Collateral Agent shall provide such information regarding the Collateral as the Pledgors or any Bank may from time to time reasonably request, such as the number of Pledged Shares held as Collateral in the Collateral Account and the balance on deposit, if any, in the Cash Collateral Account at such time.

SECTION 6. Income and Voting Rights in Collateral. (a) The Collateral Agent shall have the right to receive and retain as Collateral hereunder all proceeds of the Collateral, including any Cash Distributions in respect of the Collateral, and the Pledgors shall take all such action as the Initial Banks or the Collateral Agent may reasonably request to give effect to such right. All such proceeds including, without limitation, all Cash Distributions and other payments and distributions in respect of the Collateral that are received by either Pledgor shall be received in trust for the benefit of the Collateral Agent and the Banks and, if the Collateral Agent so directs, shall be segregated from other funds of Pledgor and shall, forthwith upon demand by the Collateral Agent, be paid over to the Collateral Agent as Collateral in the same form as received (with any necessary endorsement) for deposit into the Cash Collateral Account. Any Cash Distribution deposited pursuant to this Section 6(a) shall, at the Pledgors’ written request, be withdrawn and applied to pay obligations under the ISDA Agreements or hereunder that are then due and payable; provided that after giving effect to such application of funds, the LtV shall be less than 50%.

(b) Unless an Acceleration Event shall have occurred, the Pledgors shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral, and the Collateral Agent shall, upon receiving a written request from the Pledgors accompanied by a certificate of an Authorized Officer of the Pledgors stating that no Acceleration Event has occurred, deliver to the relevant Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee or sub-custodian as shall be specified in such request and shall be in form and substance reasonably satisfactory to the Collateral Agent; provided, however, that (i) the Collateral Agent shall only be required to deliver such proxies, powers of attorneys, consents, ratifications and waivers as have actually been received by it in respect of the Collateral and (ii) the Collateral Agent shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of the relevant documents and the written request.

SECTION 7. Collateral Account; Cash Collateral Account; Margin Calls.

(a) (i) The Collateral Agent has established, or caused to be established, prior to the Amendment Effective Date, the Collateral Account, in the name of the Nevada Pledgor and under the exclusive Control of the Collateral Agent or its sub-custodian, in or to which, subject to Section 17, all investment property owned by the Nevada Pledgor constituting Collateral pursuant to the Transaction Documents shall be held or credited from time to time. After consummation of the actions set forth in Sections 7(f) and (g), the Collateral Agent shall rename, or caused to be renamed, the Collateral Account in the name of the Pledgors and under the exclusive Control of the Collateral Agent or its sub-custodian, in or to which, subject to Section 17, all investment property owned by the Pledgors constituting Collateral pursuant to the Transaction Documents (other than any Cash Collateral held from time to time in the Cash Collateral Account) shall be held or credited from time to time.

(ii) The Collateral Agent will establish, or cause to be established, the Cash Collateral Account with the UK Securities Intermediary in the joint names of the Pledgors and under the exclusive Control of the Collateral Agent or its sub-custodian, into which all cash amounts owned by the Pledgors that are to be deposited therein pursuant to the Transaction Documents shall be deposited from time to time. The Pledgors may deliver cash to the Collateral Agent as additional Collateral at any time in amounts not less than the Minimum Transfer Amount. The Cash Collateral Account will be operated as provided in this Section.

(b) After consummation of the actions set forth in Section 7(f), the Collateral Agent shall deposit the following amounts, as and when received by it, in the Cash Collateral Account:

(i) each amount delivered as Cash Margin pursuant to Section 7(c) below;

(ii) each Cash Distribution required by Section 6(a) to be deposited therein; and

(iii) each other cash amount delivered from time to time by or on behalf of the Pledgors to the Collateral Agent as Collateral in pledge hereunder.

(c) If, as of any Valuation Date, a Trigger Event has occurred, upon a written demand made on the Pledgors by the Collateral Agent or any Initial Bank (a “Margin Call”) on or promptly following such Valuation Date, the Pledgors shall deliver or cause to be delivered to the Cash Collateral Account the amount of cash necessary to establish an LtV of [***] or less (the amount of cash so delivered and any other cash amount (other than Dividend Amounts) otherwise delivered by or on behalf of the Pledgors and held by the Collateral Agent

[***] Confidential Treatment Requested.

(whether in the Cash Collateral Account or in investments permitted under Section 7(e)), the “Cash Margin”). The Pledgors shall deliver Cash Margin to the Collateral Agent in satisfaction of the Margin Call no later than the close of business on the second Business Day following the date of such Margin Call. The Collateral Agent or any Initial Bank making any Margin Call on the Pledgors shall give notice of such Margin Call substantially simultaneously with such Margin Call (x) in the case of the Collateral Agent, to the Banks and (y) in the case of any Initial Bank, to the Collateral Agent and the other Banks.

(d) Upon the Pledgors’ written request in the form set forth in Exhibit C hereto, the Collateral Agent shall from time to time withdraw from the Cash Collateral Account and deliver to the Pledgors the amount of Cash Margin specified in such request of the Pledgors, provided that (i) no Default, Event of Default or Termination Event shall have occurred and be continuing, (ii) as of the date of such request of the Pledgors the LtV is less than [***] and (iii) after giving effect to such withdrawal and delivery, the LtV shall be less than [***].

(e) During the term of this Agreement, the Collateral Agent shall or, after consummation of the actions set forth in Section 7(f), shall cause the UK Securities Intermediary to, invest and reinvest the balance on deposit from time to time in the Cash Collateral Account (such balance, the “Cash Collateral”) in any of the following investments denominated in U.S. dollars, in each case at the written direction of an Authorized Officer of the Pledgors:

(i) money market mutual funds investing in U.S. dollar-denominated securities with a long-term debt rating of AA or higher by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or Aa2 or higher by Moody’s Investors Service, Inc.; and

(ii) U.S. dollar-denominated term deposits with Deutsche Bank AG.

The Collateral Agent shall have no obligation to invest or reinvest, or to cause the UK Securities Intermediary to invest or reinvest, the Cash Collateral if deposited in the Cash Collateral Account after 9:00 a.m. (New York City time) on such day of deposit. Instructions received after 9:00 a.m. (New York City time) will be treated as if received on the following business day. The Collateral Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Cash Collateral. Any interest or other income received on such investment and reinvestment of the Cash Collateral shall become part of the Cash Collateral and any losses incurred on such investment and reinvestment of the Cash Collateral shall be debited against the Cash Collateral.

[***] Confidential Treatment Requested.

If a selection is not made and a written direction not given to the Collateral Agent, the Cash Collateral shall remain uninvested with no liability for interest therein. It is understood and agreed that the Collateral Agent may earn fees from third parties associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Collateral Agent shall have the power to sell or liquidate the foregoing investments whenever the Collateral Agent shall be required to release all or any portion of the Cash Collateral pursuant to the terms hereof. In no event shall the Collateral Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Collateral Agent or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (A) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (B) using Affiliates to effect transactions in certain investments and (C) effecting transactions in investments. For the avoidance of doubt, Pledgors acknowledge that, to the extent the Collateral Agent determines appropriate in order to comply with applicable law, the Collateral Agent may withhold amounts from the proceeds from investments described in this Section 7(e) paid to or credited to the account of Pledgors, and such withheld amounts shall for all purposes of this Agreement be treated as having been paid or credited to the account of Pledgors. If any governmental authority asserts a claim that the Collateral Agent did not properly withhold any such amounts, whether or not such assertion is or is determined to be correct, the Pledgors agree to indemnify and hold the Collateral Agent harmless from any losses resulting therefrom, including the amount of any such withholding(s), and any penalties, interest and expenses (including legal and other expenses) incurred in connection therewith.

(f) Each Pledgor shall, immediately upon the effectiveness of this Agreement, (i) execute and deliver the Infinity United Kingdom Securities Account Control Agreement to the Collateral Agent and Deutsche Bank AG, London Branch, in its capacity as securities intermediary, (ii) serve a notice on the UK Securities Intermediary of the Security Interest created hereunder in the Cash Collateral Account and all assets from time to time credited thereto, substantially in the form of Part 1 of Exhibit K (the “UK Securities Intermediary Notice”) and (iii) use its commercially reasonable best efforts to ensure that the UK Securities Intermediary acknowledges the notice, substantially in the form of Part 2 of Exhibit K (the “UK Securities Intermediary Acknowledgment”).

(g) Each Pledgor hereby instructs the Collateral Agent to, promptly (which shall in no event be later than April 23, 2008 at 10:00 a.m. (New York City time)) upon the execution and delivery of the Infinity United Kingdom Securities Account Control Agreement by the Pledgors, the UK Securities Intermediary and the Collateral Agent, the delivery of the UK Securities Intermediary Notice to the UK Securities Intermediary and the receipt of the UK

Securities Intermediary Acknowledgment executed by the UK Securities Intermediary, transfer the entire cash balance then on deposit in the Collateral Account to the Cash Collateral Account. Each Initial Bank hereby consents to such transfer of the Cash Collateral.

Section 8. Remedies Upon Acceleration Event. (a) Upon the occurrence of any Acceleration Event, the Collateral Agent (and, as specified herein, the Disposition Agents as sub-agents) may exercise on behalf of the Secured Parties all the rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, the Disposition Agents shall have the right, subject to the Right of First Refusal Provision and the Buy-Out Option Provision, to sell all or any part of the Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Disposition Agents may deem satisfactory. Any Initial Bank giving notice pursuant to Section 6(a) or 6(b) of the relevant ISDA Master Agreement (the “Initiating Bank”) to the Pledgors designating an Early Termination Date (a “Designation Notice”) shall give such notice (substantially simultaneously with the giving of notice to the Pledgors) to the Collateral Agent, Parent, the other Initial Banks and the Disposition Agents, it being understood and agreed that only an Initial Bank may give a Designation Notice. Promptly after giving a Designation Notice, the Initiating Bank agrees to consult with the other Initial Banks (each, a “Responding Bank”) regarding such notice and the exercise of remedies hereunder and if all three Initial Banks agree that the Designation Notice should be withdrawn, the Initiating Bank shall deliver a notice of such withdrawal (a “Withdrawal Notice”) prior to the Election Deadline to the Agents, the Pledgors, Parent and the Responding Banks, it being understood and agreed that if a Withdrawal Notice is not delivered (or deemed to be delivered pursuant to the Buy-Out Option Provision) by the Initiating Bank in respect of its Designation Notice prior to the Election Deadline, such Designation Notice shall continue to remain effective. From and after the occurrence of any Acceleration Event, subject to the Right of First Refusal Provision, any Initial Bank may instruct the Agents to, and any Agent may, proceed to realize on the Collateral and exercise other remedies available hereunder, under the Liquidity Agreement and applicable law. The Agents shall take such actions and exercise such remedies as may be directed by any of the Initial Banks, it being understood and agreed that any sale of Collateral shall be conducted by the Disposition Agents and that any Secured Party may purchase the Collateral for its own account at any such sale. Each Pledgor covenants and agrees that such Pledgor will execute and deliver such documents and take such other action as the Agents deem necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the buyer thereof the Collateral so sold. Each buyer at any such sale shall hold the

Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgors that may be waived or any other right or claim of the Pledgors, and each Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that such Pledgor has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 9-611 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Disposition Agents may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Disposition Agents may determine. The Disposition Agents shall not be obligated to make any such sale pursuant to any such notice. The Disposition Agents may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agents until the selling price is paid by the buyer thereof, but no Agent shall incur any liability in case of the failure of such buyer to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Agents, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b) Each Pledgor hereby irrevocably appoints the Collateral Agent (and each Disposition Agent in the case of any sale of Eligible Collateral) such Pledgor’s true and lawful attorney, with full power of substitution, in the name of such Pledgor, the Agents or the Banks or otherwise, for the sole use and benefit of the Agents and the Banks, but at the expense of the Pledgors, to the extent permitted by law, to exercise, at any time and from time to time after the occurrence of any Acceleration Event, all or any of the following powers with respect to all or any of the Collateral:

(i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(iii) subject to the Right of First Refusal Provision, to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Agents were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof); and

(iv) with the consent of all the Initial Banks, to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto.

(c) Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, each Agent is hereby irrevocably appointed the true and lawful attorney of each Pledgor, in the name and stead of such Pledgor, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus delivered or sold. For that purpose each Agent may execute all such documents, instruments, instructions and entitlement orders. This power of attorney shall be deemed coupled with an interest, and each Pledgor hereby ratifies and confirms that which such Pledgor’s attorney acting under such power, or such attorney’s successors or agents, shall lawfully do by virtue of this Agreement. If so requested by any Agent, by any Initial Bank or by any buyer of the Collateral or a portion thereof, the Pledgors shall further ratify and confirm any such delivery or sale by executing and delivering to such Agent, to such Initial Bank or to such buyer or buyers at the expense of the Pledgors all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(d) Upon the occurrence of any Acceleration Event, the Collateral Agent (and, in the case of Eligible Collateral, the Disposition Agents) may and, at the direction of any Initial Bank shall, subject to the Right of First Refusal Provision, proceed to realize upon the security interest in the Collateral against any one or more of the types of Collateral, at any time, as such Agents shall determine in their sole discretion subject to the foregoing provisions of this Section 8. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral shall be delivered to the Collateral Agent and applied by the Collateral Agent in accordance with the instructions regarding such allocation of funds provided by the Calculation Agents, in the following order of priorities:

first, to the payment to the Agents of the expenses of such sale or other realization, including reasonable compensation to the Agents and their agents and counsel, and all expenses, liabilities and advances incurred or made by the Agents in connection therewith, including brokerage fees in connection with the sale by the Agents of any Collateral;

second, to the payment to each Bank of its pro rata share of the aggregate amount owing by the Pledgors in respect of the Transactions; and

finally, if all of the obligations of the Pledgors hereunder and under the other Transaction Documents have been fully discharged or sufficient funds have been set aside by the Collateral Agent at the request of the Pledgors for the discharge thereof, any remaining proceeds shall be released to the Pledgors.

(e) To the extent necessary to perform its duties under Section 8(d) above, the Collateral Agent may require the Calculation Agents to provide to the Collateral Agent instructions regarding the allocation of proceeds from the realization of Collateral.

(f) Each Pledgor recognizes that the Secured Parties may not choose to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained (x) in the Securities Act of 1933, as amended, as now or hereafter in effect, (y) in applicable Blue Sky or other state securities laws or (z) in any applicable rules or regulations, as now or hereafter in effect, and may resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that the Secured Parties have no obligation to delay sale of any such Collateral for the period of time necessary to permit the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws. Each Pledgor agrees that private sales made under the foregoing circumstances, including, without limitation, any sale to Parent or Parent’s designee pursuant to the Liquidity Agreement, shall be deemed to have been made in a commercially reasonable manner.

(g) Upon the occurrence of an Acceleration Event, no Pledgor shall vote or give consents, ratifications and waivers with respect to the Collateral without the prior written consent of the Collateral Agent. Each Pledgor covenants and agrees that such Pledgor will execute and deliver such documents and take such other action as the Agents reasonably deem necessary or advisable in order to communicate such restriction to the Issuer or its agents.

(h) The Collateral Agent and the other Secured Parties agree and acknowledge that any disposition of all or any part of the Collateral pursuant to the exercise of remedies under this Section 8 or otherwise shall be subject to the terms of the New Jersey ICA Trust Agreement, the New Jersey ICA Securities Account Control Agreement and the New Jersey ICA Collateral Disposition and Forbearance Agreement referenced in Section 17 hereof so long as such agreements are in effect.

SECTION 9. Prepayments and Payments. (a) To request a Prepayment under each Forward Transaction, a Pledgor shall notify the Collateral Agent of such request in writing substantially in the form of Prepayment Notice set forth as Exhibit E hereto, no later than 12:00 noon (New York City time) three Business Days prior to the applicable Prepayment Date. Promptly after it receives a Prepayment Notice in accordance with this Section, the Collateral Agent shall advise each Bank as to the details of such Prepayment Notice and the amount of such Bank’s Prepayment to be made pursuant thereto.

(b) Each Bank making a Prepayment shall wire the amount thereof in immediately available funds, by 12:00 noon (New York City time), on the proposed Prepayment Date, to the Payment Account. The Collateral Agent shall make such funds available to the Pledgor requesting such Prepayment by promptly crediting the amounts so received, in like funds, to an account of such Pledgor in New York City designated by such Pledgor in the applicable Prepayment Notice.

(c) The Pledgors shall make each payment required to be made by them under the Transaction Documents to the Payment Account. The Collateral Agent shall distribute any such payment received by it for the account of any other Persons to the appropriate parties promptly after receipt thereof ratably among the parties entitled thereto in accordance with the amounts of the payments then due to such parties.

(d) At least five Business Days prior to the date on which a payment is due under the Confirmations, the Calculation Agents shall furnish to the Collateral Agent the amount and description of such payment. The Calculation Agents shall provide the Collateral Agent with such additional information regarding payments in respect of the Transactions (including, for the avoidance of doubt, the interest rate applicable to the Floating Amount under the Swap Transactions) as the Collateral Agent may reasonably request in connection with the performance of its duties hereunder.

SECTION 10. The Agents. (a) Each Bank hereby irrevocably appoints and authorizes the Collateral Agent and each Disposition Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Collateral Agent and the Disposition Agents by the terms hereof, together with all such powers as are reasonably incidental thereto. The Collateral Agent may also determine purely administrative matters without consulting the Banks.

(b) The obligations of the Agents hereunder are only those expressly set forth in this Agreement.

(c) The Agents may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(d) Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Agreement (1) with the written consent or at the written request of any Bank or (2) in the absence of its own gross negligence or willful misconduct. The Agents shall not be deemed to have knowledge of any Event of Default or Termination Event unless and until notice describing such Event of Default or Termination Event is given to the Agents by any Pledgor or any Initial Bank. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by Authorized Officers of the proper party or parties.

(e) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent, bailee, clearing corporation or securities intermediary or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent, bailee, clearing corporation or securities intermediary selected by the Collateral Agent in good faith (or selected by an agent, bailee, clearing corporation or securities intermediary so selected by the Collateral Agent or by any agent, bailee, clearing corporation or securities intermediary selected in accordance with this parenthetical phrase).

(f) Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Security Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent.

(g) Any corporation or association into which Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of the Initial Banks, be and become a successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(h) The Collateral Agent may at any time give notice of its resignation to the Banks and the Pledgors. Upon receipt of any such notice of resignation, the Initial Banks shall have the right, in consultation with the Pledgors, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Initial Banks and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Banks appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Pledgors and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Security Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Banks under any of the Security Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to the Banks directly, until such time as the Banks appoint a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Security Documents, the provisions of this Section shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

SECTION 11. Expenses; Indemnity; Damage Waiver. (a) The Pledgors shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates (including without limitation, any reasonable fees and expenses payable by the Collateral Agent pursuant to any Control/Custody Agreement and the reasonable fees, charges and disbursements of one counsel for the Agents), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Banks (including without limitation, the fees, charges and disbursements of any counsel for the Banks), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section or (B) in connection with the Transactions, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Transactions and (iii) all out of pocket expenses incurred by Deutsche Bank Trust Company Americas, as escrow agent (the “Escrow Agent”) under the escrow agreement dated as of December 17, 2007 between the New Jersey ICA Trustee and the Escrow Agent (the “Escrow Agreement”) (including, without limitation, (i) all fees and disbursements of counsel, advisors and agents, (ii) all expenses related to the transfer of certificated shares from the transfer agent, and (iii) all taxes or other governmental charges), in connection with the negotiation, execution, delivery and administration of the Escrow Agreement or any amendments, modifications or waivers of the provisions thereof.

(b) The Pledgors shall indemnify each Agent (and any sub-agent thereof), each Bank, the Escrow Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including without limitation, the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Pledgor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document, the Escrow Agreement, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Pledgor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Pledgors for any reason fail to pay any amount required under subsection (a) or (b) of this Section 11 to be paid by them to any Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Bank agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, its Applicable Percentage of such unpaid amount.

(d) To the fullest extent permitted by applicable law, no Pledgor shall assert, and each Pledgor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document, the Escrow Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Transaction or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor. Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by the Collateral Agent or its affiliated bank as its prime rate.

(f) The agreements in this Section shall survive the resignation of the Collateral Agent, the resignation or removal of the Escrow Agent, the replacement of any Bank, the termination of the Transactions and the payment, satisfaction or discharge of all the other obligations under the Transaction Documents.

SECTION 12. Miscellaneous. (a) Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All the covenants and agreements herein contained by or on behalf of the Pledgors and the Collateral Agent shall bind, and inure to the benefit of, their respective successors and permitted assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Banks and its successors and permitted assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(c) Any provision of this Agreement and any other Transaction Document may be amended or waived if, and only if, such amendment or waiver is in writing and signed by (i) in the case of the Confirmations, each Pledgor and each Initial Bank party thereto (with the consent of the other Initial Banks), (ii) in the case of this Agreement, each Pledgor, the Collateral Agent and each Initial Bank, (iii) in the case of the Liquidity Agreement, each Pledgor, Parent, the Collateral Agent and each Initial Bank and (iv) in the case of any other Security Document, each of the parties thereto, provided that the Collateral Agent shall not agree to any amendment or waiver thereto without the prior consent of each Initial Bank. All amendments and waivers to any Transaction Document made in accordance with this Section 12(c) shall be binding on and inure to the benefit of all parties to the Transaction Documents and their respective successors and permitted assigns.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided under the Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

(e) All notices, instructions, directions, demands and other communications hereunder shall be in writing and, except in the case of notices, instructions, directions, demands and other communications given by the Collateral Agent, executed by an Authorized Officer and shall be deemed to have been duly given, (i) if to the Collateral Agent, if it has been delivered by telecopy (to the telecopy number for the Collateral Agent specified below or such other telecopy number as the Collateral Agent shall have specified to the other parties hereto by notice pursuant to this Section 12(e)) and the facsimile sender machine issues a confirmation of error free receipt, and (ii) if to any other party, if sent as an electronic image by email (to the email address for such party specified below or such other email address as such party shall have specified to the other parties hereto by notice pursuant to this Section 12(e)), or, if for any reason email is not available at that time, if sent by telecopy (to the telecopy number for such party specified below or such other telecopy number as such party shall have specified to the other parties hereto by notice pursuant to this Section 12(e)) and the facsimile sender machine issues a confirmation of error free receipt; provided that any Designation Notice, Withdrawal Notice and Buy-Out Exercise Notice shall be promptly followed by a telephone call to the addressee of such notice to confirm its receipt (it being understood that the failure of the recipient to accept such telephonic call shall not render any such notice ineffective). Any Designation Notice shall be conspicuously marked “Urgent” and “For Immediate Attention”.

Notices to either Pledgor shall be directed to it, c/o Dubai World, Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, Attention: Abdul Wahid A. Rahim Al Ulama, Group Chief Legal Officer, Telephone No.: (971 4) 390 3800, Telecopy No. (971 4) 390 3810, Email: Abdulwahid.Alulama@dubaiworld.ae.

Notices to the Collateral Agent shall be directed to it at Deutsche Bank Trust Company Americas, 60 Wall Street Mail Stop NYC60-2710, New York, NY 10005, Attention: Manager, Project Finance Group, Telephone No. (212) 250-7727, Telecopy No. (732) 578-4636 with a copy to each Initial Bank.

Notices to any Initial Bank shall be directed to such Initial Bank at:

(i) in the case of CS, Credit Suisse International, One Cabot Square, London E14 4QJ, United Kingdom, Facsimile: +44 (020) 7458 8241, Attention: General Counsel Europe - Legal and Compliance Department; with a copy to One Cabot Square, London E14 4QJ, United Kingdom, Telephone No. + 44 20 7888 5093, Facsimile: + 44 20 7458 8274, Email: list.cmu-eur@credit-suisse.com, Attention: Collateral Management Unit;

(ii) in the case of DB, Deutsche Bank AG, London Branch, 60 Wall Street, 4th Floor, New York, New York 10005, Telephone No.: 212-250-2717, Facsimile: 212-797-9344, Email: andrew.yaeger@db.com, Attention: Director, Strategic Equity Transactions – New York; and

(iii) in the case of RBS, The Royal Bank of Scotland plc, 135 Bishopsgate, London EC2M 3UR, United Kingdom, Telephone No. +44 20 7085 3746 / +44 20 7085 4856, Email: roland.gerber@rbs.com / ehsan.haque@rbs.com, Facsimile: +44 20 7085 8411, Attention: Roland Gerber/Ehsan Haque, Group Legal, GBM – Derivatives, with a copy to Greenwich Capital Markets, Inc., 600 Steamboat Road, Greenwich, CT 06830, U.S.A., Attention: Legal Department (Andrew Kwok / Tam Beattie), Telephone No.(203) 618-6263 / (203) 618-6086, Facsimile: (203) 422-4096 / (203) 422-4571, Email: Andrew.Kwok@rbsgc.com; tam.beattie@rbsgc.com.

Notices to any Disposition Agent shall be directed to such Disposition Agent at:

(i) in the case of CS, Credit Suisse International, One Cabot Square, London E14 4QJ, United Kingdom, Facsimile: +44 (020) 7458 8241, Attention: Laura Muir, Legal Department; and

(ii) in the case of DB, Deutsche Bank AG, London Branch, 60 Wall Street, 4th Floor, New York, New York 10005, Facsimile: 212-797-9344, Attention: Director of Strategic Equity Transactions – New York.

Notices to any Bank (other than an Initial Bank) shall be directed to it at the address and facsimile number specified in the administrative questionnaire delivered by it to the Collateral Agent.

Upon written request from any Initial Bank, the Collateral Agent shall provide copies of notices given or received by it in connection with this Agreement to such other Persons and at such Persons’ addresses specified in such written request, subject to the provisions regarding confidentiality set forth in Section 20.

(f) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York); provided that as to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of the Secured Parties shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that Deutsche Bank Trust Company Americas’ jurisdiction (within the meaning of Section 8-110(e) of the UCC) insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(g) Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan in the City of New York in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Proceedings”). Each Pledgor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum.

(h) Each Pledgor hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, Corporation Service Company, at its offices currently located at 1133 Avenue of the Americas, Suite 3100, New York, NY 10036-6710 (the “Process Agent”), to accept and acknowledge for and on behalf of such Pledgor service of any and all process, notices or other documents that may be served in any Proceedings in any New York State or Federal court sitting in the State of New York. Such designation and appointment shall be irrevocable until the Outstanding Prepayment Amount and all other obligations payable under the Transaction Documents shall have been paid in full in accordance with the provisions thereof. Each Pledgor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity.

(i) Each Pledgor consents to process being served in any Proceedings by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, each Bank and the Collateral Agent agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to the Pledgors at the address specified in or pursuant to Section 12(e) or to any other address of which the Pledgors shall have given written notice to the Collateral Agent. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, each Pledgor consents to process being served in any Proceedings by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of such Pledgor specified in or pursuant to Section 12(e) or to any other address of which such Pledgor shall have given written notice to the Collateral Agent, which service shall be effective 14 days after deposit in the United States Postal Service. Each Pledgor agrees that such service (i) shall be deemed in every respect effective service of process upon such Pledgor in any such Proceedings and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Pledgor.

(j) Each party hereby irrevocably and unconditionally waives any and all right to trial by jury in any Proceedings.

(k) Each Pledgor irrevocably waives, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees that it will not claim any such immunity in any Proceedings and that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

(l) Any right or remedy of either Pledgor hereunder or under any other Security Document or any notice that may be given by either or both Pledgors hereunder or under any other Security Document may be exercised or given by either Pledgor and such exercise or notice shall be binding on both Pledgors.

(m) This Agreement may be executed, acknowledged and delivered in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

(n) The Collateral Agent hereby notifies each Pledgor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies such Pledgor, which information includes the name and address of such Pledgor and information that will allow the Collateral Agent to identify such Pledgor in accordance with the Act.

SECTION 13. Termination. This Agreement and the rights hereby granted by the Pledgors in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of the Pledgors under the Transaction Documents. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to the Pledgors by the Collateral Agent, all at the request and expense of the Pledgors.

SECTION 14. Assignment. (a) No Pledgor may assign its rights or delegate its obligations under this Agreement, except with the prior written consent of all other parties hereto, and any purported assignment or delegation without such prior written consent shall be void and of no effect; provided, however, that a Pledgor may assign its rights and obligations under this Agreement pursuant to Section 16 with the prior written consent of each Initial Bank and the Collateral Agent. No Bank may assign or otherwise transfer its rights or obligations under the Transaction Documents except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under the ISDA Agreements and the other Transaction Documents (including all or a portion of its commitment to make a Prepayment and the outstanding Prepayments at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Pledgors, provided that no consent of the Pledgors shall be required for an assignment to (x) a Bank or an Affiliate of a Bank or (y) if any Termination Event or Event of Default shall have occurred and be continuing, any other assignee with concurrent notice to the

Pledgors and Parent. The Pledgors shall be deemed to have given consent under this Section 14(b) to a transfer or assignment after a period of five Business Days has elapsed following the receipt by the Pledgors of a written request from the assignor, unless consent is expressly refused by the Pledgors within such period.

(ii) Assignments shall be subject to the following additional conditions:

(A) the parties to each assignment shall execute and deliver to the Collateral Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(B) the assignee, if it shall not be a Bank, shall deliver to the Collateral Agent an administrative questionnaire in the form prescribed by the Collateral Agent.

(c) Notwithstanding any assignment by any Initial Bank of any part of its rights and obligations under the ISDA Agreements and the other Transaction Documents and notwithstanding any other provision under this Agreement or any other Transaction Document to the contrary, all rights hereunder expressly attributed to the Initial Banks (including without limitation, the right to give a Designation Notice and the right to vote on all amendments of the Transaction Documents) shall be reserved to the Initial Banks and may not be transferred to any assignee or any other Person.

(d) The Collateral Agent, acting for this purpose as an agent of the Pledgors, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the commitment of, and outstanding amount of the Prepayments owing to, each Bank pursuant to the terms of the Confirmations from time to time (the “Register”). The entries in the Register shall be conclusive, and the Pledgors, the Collateral Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Pledgors and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Collateral Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Transaction Documents to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Each Bank hereby agrees to use commercially reasonable efforts to timely file or cause to be filed pursuant to applicable Gaming Laws (A) any application requested of such Bank by any Gaming Authority in connection with any licensing required of such Bank as a lender or other provider of credit to the Pledgors or (B) any required application or other submission required by a Gaming Authority and provided to such Bank by the Pledgors in connection with the determination of the suitability of such Bank as a lender or other provider of credit to the Pledgors.

SECTION 15. Initial Bank Buy-Out Option. (a) Upon the receipt of any Designation Notice from the Initiating Bank, the Responding Banks and any New Buy-Out Bank (collectively, the “Buy-Out Banks”) shall have the right (but not the obligation) by notice to the Initiating Bank, each other Responding Bank, the Pledgors, Parent and the Collateral Agent (the “Buy-Out Exercise Notice”) by the Election Deadline to purchase the rights and assume the obligations, in whole but not in part, of the Initiating Bank at the Buy-Out Price (the “Buy-Out Purchase”). If more than one Buy-Out Bank delivers a Buy-Out Exercise Notice, such Buy-Out Banks delivering such notice shall purchase the rights and assume the obligations of the Initiating Bank under the Transaction in equal shares or as they may otherwise agree. Upon delivery of a Buy-Out Exercise Notice, the Initiating Bank shall be deemed to have delivered a Withdrawal Notice in respect of its Designation Notice pursuant to Section 8(a) hereof. The closing date of any Buy-Out Purchase shall be the 20th Business Day immediately following the date of the first Buy-Out Exercise Notice, or such other date as the parties may agree. Anything herein to the contrary notwithstanding, upon the consummation of the Buy-Out Purchase the Initiating Bank shall no longer be deemed to be an Initial Bank under any of the Transaction Documents. As used herein, “Buy-Out Price”, in respect of any Buy-Out Purchase, means the Aggregate Prepayment Amount outstanding under the Transaction in respect to which the Initiating Bank is Party A plus any Unpaid Amounts and accrued but unpaid Floating Amount thereunder, in each case as of the closing date of such Buy-Out Purchase.

SECTION 16. Post-closing Restructuring. The Pledgors hereby advise the Secured Parties that the Pledgors and Parent are considering alternative ownership structures for the Pledged Shares, including transferring the Pledged Shares after the date hereof from the Pledgors to another Person (such Person, the “Proposed Substitute Pledgor”). The Pledgors shall not transfer ownership of the Pledged Shares to the Proposed Substitute Pledgor unless Section 17 such transfer shall not cause any of the Security Interests to become unperfected, cause the Collateral Agent to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property or subject any Collateral to any other Lien or affect the accuracy of the representations and warranties herein relating to the Collateral, Section 18 the transferee shall be 100% beneficially owned, directly or indirectly, by Parent, Section 19 after giving effect to any such transfer, the Pledged Shares shall remain Eligible Collateral, Section 20 such transfer shall not, in the sole discretion of each Initial Bank, increase or adversely affect the economic risk of the Secured Parties under the Transaction Documents, Section 21 the Pledgors shall have caused to be delivered, at the Pledgors’ expense, to the Collateral Agent and the Initial Banks unless otherwise agreed by the Initial Banks (i) an opinion of counsel, in form and substance satisfactory to the Collateral Agent and the Initial Banks, to the effect that (A) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect the Security Interests after such transfer or assignment (except any continuation statements specified in such opinion of counsel that are to be filed more than six months after the date thereof) have been filed or recorded in each office necessary for such purpose, (B) all fees and taxes, if any, payable in connection with such filings or recordations have been paid in full and (C) the Collateral Agent shall have Control in respect of the Security Interests in all Accounts in which Collateral consisting of investment property is held or credited to, and (ii) an opinion of counsel of recognized standing with respect to U.S. federal income tax matters, and reasonably acceptable to the Collateral Agent and the Initial Banks, to the effect that the Banks will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such post-closing restructuring and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such post-closing restructuring had not occurred, Section 22 the Initial Banks shall have, in their sole discretion, consented to such assignment or transfer, and Section 23 the Proposed Substitute Pledgor shall have agreed in writing to assume all the covenants, agreements and obligations of the Pledgors hereunder and under the other Transaction Documents and for all purposes hereunder to become “Pledgor” hereunder and “Counterparty” under the other Transaction Documents effective immediately upon the effectiveness of such transfer or assignment. Without prejudice to the foregoing, the Collateral Agent and the Banks agree to make commercially reasonable efforts to, acting in good faith, cooperate to accommodate such transfer or assignment hereunder and under the Transaction Documents.

SECTION 17. New Jersey Gaming Trust. (a) Anything herein to the contrary notwithstanding, if as of any Prepayment Date, the Pledgors are required by any Gaming Laws of the State of New Jersey in connection with the Pledgors’ application for an “Interim Casino Authorization” relating to the Pledgors’ ownership of Shares to hold their Shares through or in the name of the trustee (the “New Jersey ICA Trustee”) under any trust agreement entered into by the Pledgors and the New Jersey ICA Trustee for purposes of complying with requirements of the New Jersey Gaming Laws in connection with the Pledgors’ application for an “Interim Casino Authorization” substantially in the form of Exhibit G (such agreement, the “New Jersey ICA Trust Agreement”), the Pledgors shall deliver to the Collateral Agent the Shares to be pledged hereunder on such date by causing such Shares to be credited to and held in a securities account (the “New Jersey ICA Securities Account”) maintained by Deutsche Bank Trust Company Americas, as securities intermediary, in the name of the New Jersey ICA Trustee; provided that, except as otherwise agreed by the Collateral Agent and the Initial Banks, (i) such New Jersey ICA Trust Agreement shall be acceptable in form and substance to the Collateral Agent and the Initial Banks in their reasonable discretion, (ii) the Pledgors, the New Jersey ICA Trustee, the Collateral Agent and Deutsche Bank Trust Company Americas, in its capacity as securities intermediary in respect of the New Jersey ICA Securities Account, shall have entered into a securities account control agreement substantially in the form of Exhibit F-2 (the “New Jersey ICA Securities Account Control Agreement”), (iii) after giving effect to any such delivery, the Pledged Shares shall remain Eligible Collateral, (iv) with respect to such items of Eligible Collateral delivered to the Collateral Agent on such Prepayment Date, the representations and warranties contained in Sections 3(a), 3(b), 3(c) and 3(d) are true and correct with respect to such Eligible Collateral on and as of the date thereof, (v) the Pledgors, the New Jersey ICA Trustee and the Collateral Agent shall have entered into a collateral disposition and forbearance agreement substantially in the form of Exhibit H (the “New Jersey ICA Collateral Disposition and Forbearance Agreement”), and (vi) the Pledgors shall have caused to be delivered, at the Pledgors’ expense, to the Collateral Agent and the Initial Banks (x) an opinion of Paul, Hastings, Janofsky & Walker LLP substantially in the form attached hereto as Exhibit I and (y) an opinion of New Jersey counsel in respect of the New Jersey ICA Security Documents substantially in the form attached hereto as Exhibit J.

(b) After the occurrence of any Prepayment Date, the Pledgors may, if required by any Gaming Laws of the State of New Jersey in connection with the Pledgors’ application for an “Interim Casino Authorization” relating to the Pledgors’ ownership of the Pledged Shares, request the Collateral Agent to transfer, and the Collateral Agent shall transfer, any Pledged Shares held in or credited to the Collateral Account to the New Jersey ICA Securities Account maintained by Deutsche Bank Trust Company Americas in the name of the New Jersey ICA Trustee; provided that, except as otherwise agreed by the Collateral Agent and the Initial Banks, (i) the conditions set forth in Section 17(a) shall have been satisfied, (ii) the Pledgors’ rights to the Pledged Shares shall be conveyed and transferred to the New Jersey ICA Trustee subject to the Security Interests, and (iii) such transfer shall not cause any of the Security Interests to become unperfected, require Deutsche Bank Trust Company Americas, as securities intermediary, to relinquish possession of any Pledged Shares in certificated form, cause the Collateral Agent to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property or subject any Collateral to any other Lien (other than the interests of the New Jersey ICA Trustee under the New Jersey ICA Trust Agreement).

(c) If the New Jersey Trustee shall resign or be removed in accordance with the terms of the New Jersey ICA Trust Agreement, the Collateral Agent shall transfer or cause to be transferred the Pledged Shares to a securities account maintained by Deutsche Bank Trust Company Americas in the name of the successor New Jersey ICA Trustee only upon the satisfaction of the conditions set forth in Section 17(a) and (b).

(d) The Pledgors agree that, without the prior written consent of the Collateral Agent and the Initial Banks, the Pledgors will not perform any acts or cause any action to be taken under the New Jersey ICA Trust Agreement that would reasonably be expected to (x) cause the Security Interests to become unperfected or (y) have a material adverse effect on the ability of the Collateral Agent to enforce this Agreement or the New Jersey ICA Security Documents (it being understood that enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting enforcement of creditors’ rights generally or by equitable principles relating to enforceability).

(e) Upon the Pledgors being found qualified by the New Jersey Casino Control Commission or upon approval by the New Jersey Casino Control Commission of an application to terminate the New Jersey ICA Trust Agreement, the Pledgors shall cause the Pledged Shares to be transferred to the Collateral Account.

SECTION 18. Consultation On Beneficial Ownership. The Initial Banks shall consult among themselves, and each Bank hereby agrees to provide information upon request to any Initial Bank, regarding the number of Shares that may be deemed from time to time during the term of this Agreement to be beneficially owned (as such term is defined for purposes of Section 13(d) of the Securities and Exchange Act of 1934) by such Bank.

SECTION 19. Obligations Joint and Several; Guarantee. (a) Each Pledgor agrees that all Obligations (as defined below) of the Pledgors shall be joint and several obligations of both Pledgors. Each Pledgor hereby guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of the other Pledgor (each Pledgor, in its capacity as a guarantor under this Section 19, a “Guarantor Party”).

“Obligations” means (i) the due and punctual payment of (A) all amounts payable by the Pledgors under the ISDA Agreements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations of the Pledgors under the Transaction Documents and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Pledgors under or pursuant to the Transaction Documents. Each Guarantor Party further agrees that the Obligations of the other Pledgor may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Obligation of the other Pledgor.

(b) Each Guarantor Party waives presentment to, demand of payment from and protest to the other Pledgor of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor Party under this Section 19 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of the other Pledgor under any Transaction Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any Transaction Document by the other Pledgor;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any Obligation of the other Pledgor under any Transaction Document;

(iv) any change in the limited liability company or limited partnership (as applicable) existence, structure or ownership of the other Pledgor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the other Pledgor or its assets or any resulting release or discharge of any obligation of either Pledgor contained in any Transaction Document;

(v) the existence of any claim, set-off or other rights which such Guarantor Party may have at any time against the other Pledgor, any Secured Party or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the other Pledgor for any reason of any Transaction Document or any provision of applicable law or regulation purporting to prohibit the payment by the other Pledgor of any amounts payable pursuant to any Transaction Document; or

(vii) any other act or omission to act or delay of any kind by the other Pledgor, any Secured Party or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor Party’s obligations hereunder.

(c) Each Guarantor Party further agrees that its agreement under this Section 19 constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Secured Party to any balance of any deposit account or credit on the books of any Secured Party in favor of the other Pledgor or any other person.

(d) The Obligations of each Guarantor Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason. Without limiting the generality of the foregoing, the obligations of each Guarantor Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Secured Party to assert any claim or demand or to enforce any remedy under this Agreement or under any other Transaction Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other Pledgor, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor Party or otherwise operate as a discharge of such Guarantor Party as a matter of law or equity.

(e) Each Guarantor Party shall be liable under this Section 19 only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(f) Each Guarantor Party’s obligations under this Section 19 shall remain in full force and effect until all the obligations of the Pledgors under the Transaction Documents shall have been paid in full. If at any time any payment of any Obligation of either Pledgor is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Pledgor or otherwise, each Guarantor Party’s obligations hereunder in respect of such payment shall be reinstated as though such payment had been due but not made at such time.

(g) In furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Pledgor by virtue hereof, upon the failure of a Pledgor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor Party hereby promises to and will, upon receipt of written demand by the Collateral Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligations, and thereupon each Bank shall, in reasonable manner, assign the amount of the Obligations of the other Pledgor owed to it and paid by such Guarantor Party pursuant to this guarantee to such Guarantor Party, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Guarantor Party, or make such disposition thereof as such Guarantor Party shall direct (all without recourse to any Bank and without any representation or warranty by any Bank).

(h) Upon payment by a Guarantor Party of any sums as provided above, all rights of such Guarantor Party against the other Pledgor, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations to the Secured Parties.

SECTION 20. Confidentiality. Each of the Agents and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, managers, managing members, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Security Document or any action or proceeding relating to this Agreement or any other Security Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under the ISDA Agreements or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Pledgors and their obligations, (g) with the consent of the Pledgors or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agents or the Banks or any of their respective Affiliates on a nonconfidential basis from a source other than the Pledgors or the Parent.

For purposes of this Section, “Information” means all information received from the Pledgors, Parent or any of their Affiliates relating to the Pledgors, the Parent or any of their Affiliates or any of their respective businesses, other than any such information that is available to the Agents and the Banks on a nonconfidential basis prior to disclosure by the Pledgors, the Parent or any of their Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 21. Non-recourse. It is expressly understood, and the Collateral Agent and the other Secured Parties agree, that notwithstanding any other provision of the ISDA Agreements or the Security Documents, the Pledgors’ maximum and sole liability under the ISDA Agreements and the Security Documents shall be limited to enforcement of the security interest provided for in Section 2. In no event will the Pledgors be liable for any amount in excess of, or in any manner other than, the Collateral Agent’s and Secured Parties’ execution and levy on the Collateral.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written (in the case of the Cayman Pledgor, as a deed).

PLEDGOR:

INFINITY WORLD INVESTMENTS LLC

By:	/s/ Chris O’Donnell
	Name:	Chris O’Donnell
	Title:	President

By:	/s/ Abdul Wahid A. Rahim Al Ulama
	Name:	Abdul Wahid A. Rahim Al Ulama
	Title:	Secretary

PLEDGOR:

EXECUTED as a DEED by
INFINITY WORLD (CAYMAN) L.P. acting by Infinity World (Cayman) Holding, its general partner

By:	/s/Abdul Wahid A. Rahim Al Ulama
	Name:	Abdul Wahid A. Rahim Al Ulama
	Title:	Director

In the presence of:

Witness:	/s/ Maryam Sharaf
Name:	Maryam Sharaf

COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:	/s/ Richard L. Buckwalter
	Name:	Richard L. Buckwalter
	Title:	Director

By:	/s/ Randy Kahn
	Name:	Randy Kahn
	Title:	Vice President

THE INITIAL BANKS:

CREDIT SUISSE INTERNATIONAL

By:	/s/ Laura Muir
	Name:	Laura Muir
	Title:	Authorised Signatory

By:	/s/ James Booth
	Name:	James Booth
	Title:	Authorised Signatory

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lee Frankenfield
	Name:	Lee Frankenfield
	Title:	Managing Director

By:	/s/ Sunil Hariani
	Name:	Sunil Hariani
	Title:	Director

DEUTSCHE BANK SECURITIES INC., acting solely as agent

By:	/s/ Lee Frankenfield
	Name:	Lee Frankenfield
	Title:	Managing Director

By:	/s/ Sunil Hariani
	Name:	Sunil Hariani
	Title:	Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Roland Gerber
	Name:	Roland Gerber
	Title:	Authorised Signatory